UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2016

ALCOA INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	1-3610	25-0317820
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

390 Park Avenue, New York, New York	10022-4608
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations 212-836-2674

Office of the Secretary 212-836-2732

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 1, 2016, Alcoa Inc. (the “Company”) and Alumina Limited (“Alumina”) announced that they have agreed to make certain changes to their Alcoa World Alumina and Chemicals (“AWAC”) joint venture, which consists of a number of affiliated operating entities that own, operate or have an interest in bauxite mines, alumina refineries and aluminum smelters. The Company owns 60% and Alumina owns 40% of these entities. In conjunction with these amendments, the parties have agreed to terminate their litigation in the Delaware Court of Chancery relating to the Company’s pending separation into two standalone, publicly traded companies.

In general, the changes to the joint venture agreements are intended to align more closely the partners’ interests in AWAC, while establishing greater strategic flexibility.

Effective upon completion of the Company’s separation, the Charter of the Strategic Council of the AWAC joint venture will be amended and restated to expand the matters that require approval by a vote of 80% of the members of the Strategic Council. Such matters will include, among other things, acquisitions, divestitures, expansions, curtailments or closures likely to result in a change in production in excess of 2 million metric tonnes per year of bauxite, 500 thousand metric tonnes per year of alumina or which have a sale price, acquisition price, or project total capital cost of $50 million or greater; related-party transactions with a total value of $50 million or more, subject to certain exceptions; financial derivatives, hedges or swap transactions; a decision by any AWAC company to file for insolvency; and changes to the pricing formula in certain offtake agreements that may be entered into between AWAC companies and either the future Alcoa Corporation or Alumina. These changes are intended to enhance the cooperation between the shareholders and promote faster decision-making, joint input on significant decisions, improved information sharing and a more streamlined process for resolving disputes.

In addition, effective on completion of the separation, certain changes will be made to the joint venture agreements to simplify AWAC’s dividend and cash management policies. AWAC will generally be required to distribute at least 50% of the prior calendar quarter’s net income of each AWAC company, and certain AWAC companies will also be required to pay a distribution every 3 months equal to the amount of available cash above specified thresholds. The future Alcoa Corporation has also agreed that, after the separation, it will obtain a limited amount of debt funding for the AWAC companies to fund growth projects, subject to certain restrictions.

Furthermore, in the event of a change of control of either partner in the future, opportunities for the AWAC partners to engage in expansion and development projects would increase, with each partner having the right to proceed unilaterally with an expansion or development project inside the joint venture if the other partner chooses not to participate. A partner that elects to pursue such an opportunity would pay for the costs related to the project, including for AWAC resources and shared facilities used, and would be entitled to that project’s resulting off-take. The exclusivity and non-compete restrictions under the current joint venture agreements would terminate and be replaced by rights of first offer on expansions and other development projects that either party may choose to undertake outside of the venture.

In addition, in the event of a change of control of Alumina, Alumina or its acquirer will have certain rights to purchase bauxite and alumina from AWAC at market prices for internal consumption purposes, as well as to purchase up to one million metric tons of alumina at market prices for resale to third parties. This could have the effect of establishing a strategic venture partner and long-term customer for AWAC.

The foregoing description of the terms of the settlement does not purport to be complete and is qualified in its entirety by reference to the Form of Amended and Restated Charter of the Strategic Council which will become effective on completion of the Company’s separation and the Shareholders’ Agreement of Alcoa of Australia Limited, which will be amended and restated effective on completion of the Company’s separation. The Form of Amended and Restated Charter of the Strategic Council is filed as Exhibit 10.1 to this Current Report on Form 8-K to this Current Report on Form 8-K, and is incorporated herein by reference.

A joint press release announcing the amendments to the AWAC joint venture and the settlement of the Delaware litigation is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

Exhibit

Number	Description

10.1	Form of Amended and Restated Charter of the Strategic Council for the AWAC Joint Venture

99.1	Joint Press Release of Alcoa Inc. and Alumina Limited, dated September 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA INC.

By:	/s/ Audrey Strauss
Name: Audrey Strauss
Title: Executive Vice President, Chief Legal Officer and Secretary

Date: September 1, 2016

EXHIBIT INDEX

Exhibit

Number	Description

10.1	Form of Amended and Restated Charter of the Strategic Council for the AWAC Joint Venture

99.1	Joint Press Release of Alcoa Inc. and Alumina Limited, dated September 1, 2016